Contacts:
Macy’s Media – Blair Fasbender Rosenberg
212-333-3810

Macy’s Investors – Matt Stautberg
513-579-7780
FOR IMMEDIATE RELEASE

MACY’S, INC. REPORTS FIRST QUARTER EARNINGS
Company maintains fiscal 2017 sales and earnings guidance
CINCINNATI – May 11, 2017 – Macy’s, Inc. today reported first quarter 2017 earnings of 23 cents per diluted share, or 24 cents per diluted share excluding premiums and fees associated with debt repurchases. This compares with 37 cents per diluted share, or 40 cents per diluted share excluding non-cash settlement charges related to the company’s retirement plans, in the first quarter of 2016.
“Our first quarter sales and earnings results were consistent with our expectations, and we remain on track to meet our 2017 guidance. We are encouraged by the performance of the pilot programs we tested last year in categories like women’s shoes, fine jewelry, and furniture and mattresses. We look forward to expanding these successful initiatives nationally this year and anticipate they will have a measurable impact on our performance starting in the second quarter, building through the fall. Additionally, our digital platforms showed continued strong growth in the first quarter,” said Jeff Gennette, president and chief executive officer of Macy’s, Inc. “In 2017, we are focused on taking actions to stabilize our brick and mortar business, including the testing and iteration of additional pilot programs in order to bring them to scale in future years. At the same time, we will invest to aggressively grow our digital and mobile business, while continuing the integration of our online and offline experience to allow our customers to shop the way they live.”
First Quarter Sales

Sales in the first quarter of 2017 totaled $5.338 billion, a decrease of 7.5 percent, compared with sales of $5.771 billion in the same period last year. The year-over-year decline in total sales reflects, in part, the store closings announced in 2016. Comparable sales on an owned basis were down 5.2 percent in the first quarter and down 4.6 percent on an owned plus licensed basis.
Operating Income

Macy’s, Inc.’s operating income totaled $220 million or 4.1 percent of sales for the first quarter of 2017, compared to $276 million or 4.8 percent of sales for the same period in 2016. The $276 million in the first quarter of 2016 included non-cash settlement charges of $13 million ($9 million after tax, or 3 cents per diluted share) related to the company’s retirement plans. There were no such settlement charges in the first quarter of 2017.
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Cash Flow

Net cash provided by operating activities was $234 million in the first quarter of 2017, compared with
$8 million in the first quarter last year. Net cash used by investing activities in the first quarter of 2017 was $60 million, compared with $211 million a year ago. Net cash used by financing activities in the first quarter of 2017 was $270 million, compared with $172 million last year.
The company repurchased approximately $146 million face value of senior notes and debentures in the first quarter of 2017. The debt repurchases were made in the open market for a total cost of approximately $149 million, including expenses related to the transactions. As a result of the debt repurchases, Macy's, Inc. booked $3 million in premium and fees ($2 million after tax, or 1 cent per diluted share) in the first quarter of 2017.
Dividend

Macy’s, Inc.’s board of directors has declared a regular quarterly dividend of 37.75 cents per share on Macy's common stock, payable July 3, 2017, to shareholders of record at the close of business on June 15, 2017.
Real Estate Update

In the first quarter of 2017, the company received cash proceeds associated with real estate transactions of $96 million and booked $68 million of real estate gains. Of these gains, $47 million were related to the sale of the company’s Downtown Minneapolis property.
Macy’s, Inc. is also under contract to sell two additional floors of its Downtown Seattle store after having sold floors five through eight in 2015. This transaction is expected to close in fall 2017.

Store Openings / Closings
In the first quarter, the company opened new Macy’s stores in Murray, UT, and Los Angeles, as well as 10 new freestanding Bluemercury beauty specialty stores and 11 new Macy’s Backstage stores within existing Macy’s stores. Additionally, one Bloomingdale’s store opened in Kuwait under a license agreement with Al Tayer Group.
Subsequent to the end of the first quarter, the company announced the sale and intended closure of the Macy’s store at Temple Mall in Temple, TX. Final clearance sales for the Temple Mall store, as well as the previously announced store closing at the Mall at Tuttle Crossing in Dublin, OH, will begin on Monday, May 15, 2017.
Looking Ahead
Macy’s, Inc. affirms its previously provided guidance for full-year 2017. The company expects comparable sales on an owned basis to decline between 2.2 percent and 3.3 percent, with comparable sales on an owned plus licensed basis to decline between 2.0 percent and 3.0 percent. Total sales are expected to be down between 3.2 percent and 4.3 percent in fiscal 2017. Total sales for fiscal 2017 reflect a 53rd week, whereas comparable sales are on a 52-week basis. Adjusted diluted earnings per share of between $3.37 and $3.62 are expected in 2017, excluding the impact of the anticipated settlement charges related to the company’s defined benefit plans and premiums and fees associated with debt repurchases.
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Excluding the impact of the anticipated fourth quarter gain on the sale of the Union Square Men’s building in San Francisco, the anticipated settlement charges related to the company’s defined benefit plans and premiums and fees associated with debt repurchases, adjusted diluted earnings per share of $2.90 to $3.15 are expected in 2017.
Important Information Regarding Financial Measures

Please see the final pages of this news release for important information regarding the calculation of the company’s non-GAAP financial measures.
Investor Meeting

Macy’s, Inc. will hold a meeting for investors and analysts from 9:30 a.m. ET to noon ET on Tuesday June 6, 2017, in New York City. President and Chief Executive Officer Jeff Gennette, Chief Financial Officer Karen Hoguet, and other members of the company’s senior management team will provide an overview of the company’s business, strategy and financials. A live webcast and replay of the event will be available via the company's website at www.macysinc.com/ir.
Macy’s, Inc. is one of the nation’s premier retailers. With fiscal 2016 sales of $25.778 billion and approximately 140,000 employees, the company operates more than 700 department stores under the nameplates Macy’s and Bloomingdale’s, and approximately 125 specialty stores that include Bloomingdale’s The Outlet, Bluemercury and Macy’s Backstage. Macy’s, Inc. operates stores in 45 states, the District of Columbia, Guam and Puerto Rico, as well as macys.com, bloomingdales.com and bluemercury.com. Bloomingdale’s stores in Dubai and Kuwait are operated by Al Tayer Group LLC under license agreements. Macy’s, Inc. has corporate offices in Cincinnati, Ohio, and New York, New York.
All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Macy’s management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including conditions to, or changes in the timing of, proposed real estate and other transactions, prevailing interest rates and non-recurring charges, store closings, competitive pressures from specialty stores, general merchandise stores, off-price and discount stores, manufacturers’ outlets, the Internet, mail-order catalogs and television shopping and general consumer spending levels, including the impact of the availability and level of consumer debt, the effect of weather and other factors identified in documents filed by the company with the Securities and Exchange Commission. Macy’s disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
(NOTE: Additional information on Macy’s, Inc., including past news releases, is available at www.macysinc.com/pressroom. A webcast of Macy's, Inc.’s call with analysts and investors will be held today (May 11) at 10 a.m. ET. The webcast is accessible to the media and general public via the company's website at www.macysinc.com. Analysts and investors may call in on 1-888-656-7432, passcode 9698261. A replay of the conference call can be accessed on the website or by calling 1-888-203-1112 (same passcode) about two hours after the conclusion of the call.

MACY’S, INC.

Consolidated Statements of Income (Unaudited) (Note 1)

(All amounts in millions except percentages and per share figures)

	13 Weeks Ended		13 Weeks Ended
	April 29, 2017		April 30, 2016
	$	% to Net sales	$	% to Net sales

Net sales	$5,338		$5,771

Cost of sales (Note 2)	3,306	61.9%	3,516	60.9%

Gross margin	2,032	38.1%	2,255	39.1%

Selling, general and administrative expenses	(1,812)	(34.0)%	(1,966)	(34.1)%

Settlement charges (Note 3)	-	-	(13)	(.02)%

Operating income	220	4.1%	276	4.8%

Interest expense - net	(84)		(98)

Premiums on early retirement of debt (Note 4)	(3)		-

Income before income taxes	133		178

Federal, state and local income tax expense (Note 5)	(63)		(63)

Net income	70		115

Net loss attributable to noncontrolling interest	1		1

Net income attributable to Macy’s, Inc. shareholders	$71		$116

Basic earnings per share attributable to Macy’s, Inc. shareholders	$ .23		$ .37

Diluted earnings per share attributable to Macy’s, Inc. shareholders	$ .23		$ .37

Average common shares:
Basic	305.0		310.6
Diluted	306.9		313.5

End of period common shares outstanding	304.5		308.4

Depreciation and amortization expense	$243		$260

MACY’S, INC.

Consolidated Statements of Income (Unaudited)

Notes:

(1)
Because of the seasonal nature of the retail business, the results of operations for the 13 weeks ended April 29, 2017 and April 30, 2016 (which do not include the Christmas season) are not necessarily indicative of such results for the fiscal year.

(2)
Merchandise inventories are valued at the lower of cost or market using the last-in, first-out (LIFO) retail inventory method. Application of the LIFO retail inventory method did not result in the recognition of any LIFO charges or credits affecting cost of sales for the 13 weeks ended April 29, 2017 or April 30, 2016.

(3)
Non-cash settlement charges of $13 million on a pre-tax basis, $9 million after tax or $.03 per diluted share attributable to Macy’s, Inc., were recognized in the 13 weeks ended April 30, 2016. These charges relate to the pro-rata recognition of net actuarial losses associated with the Company’s defined benefit retirement plans and are the result of an increase in lump sum distributions associated with store closings, a voluntary separation program, organizational restructuring, and periodic distribution activity.

(4)
The 13 weeks ended April 29, 2017 include premium expenses and fees of approximately $3 million on a pre-tax basis, $2 million after tax or $.01 per diluted share attributable to Macy’s, Inc., associated with the early retirement of debt.

(5)
Federal, state and local income taxes differ from the federal income tax statutory rate of 35%, principally because of the effect of state and local taxes, including the settlement of various tax issues and tax examinations as well as the recognition of approximately $11 million of net tax deficiencies associated with share-based payment awards due to the adoption of Accounting Standards Update 2016-09, Improvements to Employee Share-Based Payment Accounting. Historically, the Company had recognized such amounts as an offset to accumulated excess tax benefits previously recognized in additional paid-in capital.

MACY’S, INC.

Consolidated Balance Sheets (Unaudited)

(millions)

	April 29,	January 28,	April 30,
	2017	2017	2016
ASSETS:
Current Assets:
Cash and cash equivalents	$1,201	$1,297	$ 734
Receivables	345	522	399
Merchandise inventories	5,626	5,399	5,738
Income tax receivable	-	-	19
Prepaid expenses and other current assets	397	408	490
Total Current Assets	7,569	7,626	7,380

Property and Equipment – net	6,886	7,017	7,475
Goodwill	3,897	3,897	3,897
Other Intangible Assets – net	496	498	511
Other Assets	793	813	898

Total Assets	$19,641	$19,851	$20,161

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities:
Short-term debt	$ 313	$ 309	$ 642
Merchandise accounts payable	2,028	1,423	2,015
Accounts payable and accrued liabilities	2,905	3,563	2,690
Income taxes	355	352	-
Total Current Liabilities	5,601	5,647	5,347

Long-Term Debt	6,412	6,562	6,990
Deferred Income Taxes	1,482	1,443	1,536
Other Liabilities	1,846	1,877	2,134
Shareholders’ Equity:
Macy’s, Inc.	4,302	4,323	4,148
Noncontrolling interest	(2)	(1)	6
Total Shareholders’ Equity	4,300	4,322	4,154

Total Liabilities and Shareholders’ Equity	$19,641	$19,851	$20,161

Note: Certain reclassifications were made to prior year’s amounts to conform with the classifications of such amounts in the most recent years.

MACY’S, INC.

Consolidated Statements of Cash Flows (Unaudited)

(millions)

	13 Weeks Ended April 29, 2017	13 Weeks Ended April 30, 2016
Cash flows from operating activities:
Net income	$ 70	$ 115
Adjustments to reconcile net income to net cash provided by operating activities:
Settlement charges	-	13
Depreciation and amortization	243	260
Stock-based compensation expense	13	16
Gains on sale of real estate	(68)	(14)
Amortization of financing costs and premium on acquired debt	-	(1)
Changes in assets and liabilities:
Decrease in receivables	170	158
Increase in merchandise inventories	(227)	(232)
Increase in prepaid expenses and other current assets	(11)	(22)
Increase in merchandise accounts payable	573	425
Decrease in accounts payable, accrued liabilities and other items not separately identified	(551)	(499)
Increase (decrease) in current income taxes	3	(246)
Increase in deferred income taxes	36	53
Decrease in other liabilities not separately identified	(17)	(18)
Net cash provided by operating activities	234	8

Cash flows from investing activities:
Purchase of property and equipment	(117)	(153)
Capitalized software	(60)	(75)
Disposition of property and equipment	96	16
Other, net	21	1
Net cash used by investing activities	(60)	(211)

Cash flows from financing activities:
Debt issued	3	-
Debt repaid	(149)	(3)
Dividends paid	(115)	(112)
Increase (decrease) in outstanding checks	(10)	43
Acquisition of treasury stock	(1)	(130)
Issuance of common stock	2	26
Proceeds from noncontrolling interest	-	4
Net cash used by financing activities	(270)	(172)

Net decrease in cash and cash equivalents	(96)	(375)
Cash and cash equivalents at beginning of period	1,297	1,109

Cash and cash equivalents at end of period	$1,201	$734

Note: Certain reclassifications were made to prior year’s amounts to conform with the classifications of such amounts in the most recent years.

MACY’S, INC.

Important Information Regarding Non-GAAP Financial Measures

The Company reports its financial results in accordance with U.S. generally accepted accounting principles ("GAAP"). However, management believes that certain non-GAAP financial measures provide users of the Company's financial information with additional useful information in evaluating operating performance. Management believes that providing supplemental changes in comparable sales on an owned plus licensed basis, which includes the impact of growth in comparable sales of departments licensed to third parties, assists in evaluating the Company's ability to generate sales growth, whether through owned businesses or departments licensed to third parties, and in evaluating the impact of changes in the manner in which certain departments are operated. In addition, management believes that excluding certain items from diluted earnings per share attributable to Macy's, Inc. shareholders that may vary substantially in frequency and magnitude period-to-period provides useful supplemental measures that assist in evaluating the Company's ability to generate earnings and leverage sales and to more readily compare these metrics between past and future periods.

The reconciliation of the forward-looking non-GAAP financial measure of changes in comparable sales on an owned plus licensed basis to GAAP comparable sales (i.e., on an owned basis) is in the same manner as illustrated below, where the impact of growth in comparable sales of departments licensed to third parties is the only reconciling item. In addition, the Company does not provide the most directly comparable forward-looking GAAP measure of diluted earnings per share attributable to Macy’s, Inc. shareholders because the timing and amount of excluded items (e.g., retirement settlement charges and premiums on the early retirement of debt) are unreasonably difficult to fully and accurately estimate.

Non-GAAP financial measures should be viewed as supplementing, and not as an alternative or substitute for, the Company's financial results prepared in accordance with GAAP. Certain of the items that may be excluded or included in non-GAAP financial measures may be significant items that could impact the Company's financial position, results of operations and cash flows and should therefore be considered in assessing the Company's actual and future financial condition and performance. Additionally, the amounts received by the Company on account of sales of departments licensed to third parties are limited to commissions received on such sales. The methods used by the Company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies.

MACY’S, INC.

Important Information Regarding Non-GAAP Financial Measures

Change in Comparable Sales

The following is a reconciliation of the non-GAAP financial measure of changes in comparable sales on an owned plus licensed basis, to GAAP comparable sales (i.e., on an owned basis), which the Company believes to be the most directly comparable GAAP financial measure.

13 Weeks Ended April 29, 2017

Decrease in comparable sales on an owned basis (Note 1)	(5.2)%

Impact of growth in comparable sales of departments licensed to third parties (Note 2)	0.6%

Decrease in comparable sales on an owned plus licensed basis	(4.6)%

Notes:

(1)
Represents the period-to-period change in net sales from stores in operation throughout the year presented and the immediately preceding year and all online sales, excluding commissions from departments licensed to third parties.

(2)
Represents the impact of including the sales of departments licensed to third parties occurring in stores in operation throughout the year presented and the immediately preceding year and all online sales in the calculation of comparable sales. The Company licenses third parties to operate certain departments in its stores and online and receives commissions from these third parties based on a percentage of their net sales. In its financial statements prepared in conformity with GAAP, the Company includes these commissions (rather than sales of the departments licensed to third parties) in its net sales. The Company does not, however, include any amounts in respect of licensed department sales (or any commissions earned on such sales) in its comparable sales in accordance with GAAP (i.e. on an owned basis). The Company believes that the amounts of commissions earned on sales of departments licensed to third parties are not material to its results of operations for the periods presented.

MACY’S, INC.

Important Information Regarding Non-GAAP Financial Measures

Diluted Earnings Per Share Attributable to Macy's, Inc. Shareholders, Excluding Certain Items

The following is a reconciliation of the non-GAAP financial measure diluted earnings per share attributable to Macy's, Inc. shareholders, excluding certain items, to GAAP diluted earnings per share attributable to Macy's, Inc., shareholders, which the Company believes to be the most directly comparable GAAP measure.

	13 Weeks Ended April 29, 2017	13 Weeks Ended April 30, 2016

Diluted earnings per share attributable to Macy’s, Inc. shareholders	$0.23	$0.37

Add back the pre-tax impact of settlement charges	-	0.04

Add back the pre-tax impact of premiums on the early retirement of debt	0.02	-

Deduct the income tax impact of settlement charges and premiums on the early retirement of debt	(0.01)	(0.01)

Diluted earnings per share attributable to Macy’s, Inc. shareholders, excluding settlement charges and premiums on the early retirement of debt……………………………………………	$0.24	$0.40